FIRST WAIVER TO CREDIT AGREEMENT

This FIRST WAIVER TO CREDIT AGREEMENT, dated as of March 2, 2016 (this "Waiver"), is entered into among Advanced Emissions Solutions, Inc. (the "Borrower") and the undersigned Lenders (constituting Required Lenders as of the date hereof) and acknowledged by Wilmington Trust, National Association, in its capacity as administrative agent (the "Administrative Agent"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in that certain Credit Agreement, dated as of October 22, 2015 (the "Credit Agreement"), among the Borrower, the Administrative Agent and the Lenders from time to time party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to Section 7.05(e) of the Credit Agreement, ADA-RCM6, LLC ("ADA-RCM6"), intends to sell the Equity Interests it holds in, and certain assets in respect of, RCM6, LLC, on the date hereof pursuant to that certain Assignment and Assumption Agreement, dated as of the date hereof, among ADA-RCM6, the other seller party thereto and Liberty Clean Fuels 2, LLC (the "Sale");

WHEREAS, pursuant to Section 2.03(b)(i) of the Credit Agreement, the Borrower is required to prepay, or cause to be prepaid, an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds of the Sale, together with a Prepayment Premium required pursuant to Section 2.03(c) of the Credit Agreement (collectively, the "Prepayment Requirements");

WHEREAS, in consideration for the payment specified below, the Required Lenders agree to waive the Prepayment Requirements in respect of the Sale that would otherwise be applicable pursuant to the terms of the Credit Agreement; and

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby established and confirmed, the parties hereto hereby agree as follows:

1. Waiver. As of the date hereof, the Required Lenders hereby agree to waive the Prepayment Requirements as the same apply to the Sale (and hereby confirm that no Default or Event of Default shall occur as a result of the consummation of the Sale), so long as the Net Cash Proceeds of the Sale, together with the Prepayment Premium, are paid to the Administrative Agent on either (i) the original Maturity Date or (ii) if the Loans are extended pursuant to Section 2.12 of the Credit Agreement, on April 30, 2016, in each case, for the pro rata benefit of the Lenders, to be applied to the aggregate principal amount of all Loans outstanding on such date.

2. Consideration. In consideration for the waiver granted by the Required Lenders in Section 1 above, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, the amount equal to two percent (2%) of the Net Cash Proceeds of the Sale which amount shall be paid no later than one (1) Business Day following the receipt of the proceeds of the Sale.

3. Full Force and Effect; Ratification. This Waiver shall be construed in connection with and as part of the Credit Agreement and except as modified and expressly amended by this Waiver all terms, conditions and covenants contained in the Credit Agreement are hereby ratified and shall remain in full force and effect, enforceable in accordance with their respective terms. This Waiver may not be modified or amended unless pursuant to and in accordance with the terms of the Credit Agreement.

4. References to the Credit Agreement. All references to the Credit Agreement or any other Loan Document and the other documents and instruments delivered pursuant to or in connection therewith (as they relate to the Credit Agreement) shall mean and be a reference to the Credit Agreement as modified hereby and as may in the future be amended, restated, supplemented or modified from time to time.

5. Governing Law. THIS WAIVER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS WAIVER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6. Headings. Each of the captions contained in this Waiver are for the convenience of reference only and shall not define or limit the provisions hereof.

7. Counterparts. This Waiver may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Waiver by hand, by facsimile or by electronic "pdf" format shall be as effective as the delivery of a fully executed counterpart of this Waiver.

8. Severability. Any provision of this Waiver held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provisions in any other jurisdiction.

[*Remainder of Page Intentionally Left Blank – Signature Pages Follow*]

IN WITNESS WHEREOF the parties have caused this Amendment to be executed as of the date first written above.

ADVANCED EMISSIONS SOLUTIONS, INC.
as Borrower

Name:
Title:

FRANKLIN MUTUAL QUEST FUND,
as a Lender

FRANKLIN MUTUAL ADVISERS, LLC

Name: Shawn Tumulty
Title: Vice President

MFP PARTNERS, L.P.,
as a Lender

Name: Timothy E. Ladin
Title: General Counsel

Acknowledged:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

Name: Joseph B. Feil
Title: Vice President